Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated July 14, 2025

Relating to Preliminary Prospectus issued June 23, 2025

Registration Statement No. 333-283772

Bally’s Chicago, Inc.

This free writing prospectus relates to the initial public offering of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests of Bally’s Chicago, Inc. (“Bally’s Chicago”). Bally’s Chicago has filed a Registration Statement on Form S-1 (File No. 333-283772) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement and a copy of the most recent preliminary prospectus relating to this offering may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1935799/000110465925061353/tm2310971-39_s1a.htm

References to “Bally’s Chicago,” “we,” “us,” and “our” are used in the manner described in the preliminary prospectus relating to this offering.

On July 14, 2025, Bally’s Chicago posted a presentation on its investor site at ballyschicagoinvest.com related to Bally’s Chicago’s business and proposed initial public offering. A copy of the presentation is attached as Appendix A.

Bally’s Chicago has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents Bally’s Chicago has filed with the SEC for more complete information about Bally’s Chicago and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bally’s Chicago, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources: Loop Capital Markets LLC at +1 (312) 913-4900 or by email at BallysChicagoIPO@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA.

Appendix A

Public Offering Investor Presentation July 2025

Disclaimers 2 Bally’s Chicago, Inc. (together with its subsidiary, “we,” “us,” “our,” the “Company,” or “Bally’s Chicago”) has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation and accompanying oral communications (collectively, the “Presentation”) relates. The registration statement has not been declared effective. Before you invest, you should read the prospectus in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Loop Capital Markets LLC at +1 (312) 913-4900 or by email at BallysChicagoIPO@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA. This presentation is not intended, nor shall it be considered, construed or deemed, to constitute, nor does it constitute, an offer to sell or a solicitation of an offer to buy any securities of the Company or any of its affiliates to any person or in any jurisdiction where it is not permitted. Neither the SEC nor any state securities commission has approved or disapproved of the transactions contemplated hereby or determined if this presentation is truthful or complete. Any representation to the contrary is a criminal offense. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. The renderings included in this presentation are artistic representations of our current proposed design for Bally’s Chicago Casino and Resort and are subject to change.

Disclaimers (continued) 3 Certain statements contained in this presentation regarding future operating results or performance or business plans or prospects of the Company and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” or the negative of such terms, or other comparable expressions, as they relate to the Company or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only the Company’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to the Company. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements. Factors that could cause actual results to differ materially from current expectations, such as various factors that may affect the Company’s business or financial results and which, in some instances, are beyond the Company’s control, include, among others: construction and development risks in connection with Bally’s Chicago Casino and Resort; the impact of any delay between the closing of our temporary casino and the opening of Bally’s Chicago Casino and Resort; inability to finance development, expansion and renovation projects; risks associated with leased properties; reductions in discretionary consumer spending; increased competition; extensive state and local regulation and licensing; changes in the laws applicable to our business; our reliance on effective payment processing services from a limited number of providers; our profitability’s dependence on return to players; inability to collect gaming receivables from our credit customers; declining popularity of games and changes in device preferences of players; inability to integrate acquired businesses into the Company or otherwise manage the growth associated with multiple acquisitions; natural disasters, catastrophic events and public health crises; failure to comply with the community investment program commitments specified in the Host Community Agreement; conflicts of interest with Bally’s Corporation; failures, errors, defects or disruptions in our systems or platforms; the impact of any cybersecurity incidents; inability to service our indebtedness and funding our other obligations; the lack of an active trading market for our securities; inability to pay dividends; the structure of the offering. Except as otherwise required by law, we do not assume any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. Forward-Looking Statements

Disclaimers (continued) 4 Market data and industry information used throughout this presentation are based on management’s knowledge of the industry and the good faith estimates of management. Management also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information prepared by a number of third party sources. All of the market data and industry information used in this presentation involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, we cannot guarantee the accuracy or completeness of this information, and we have not independently verified this information. While we believe the estimated market position, market opportunity and market size information included in this presentation are generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise. No representations or warranties are made by the Company or any of its affiliates as to the accuracy of any such statements or projections. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described above. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties. Industry and Market Data Trademark and Logos Our logo and the other “Bally’s” trademarks and service marks of Bally’s Corporation appearing in this presentation are the property of Bally’s Corporation. Our name, logo and registered domain names are our proprietary service marks or trademarks. Each trademark, trade name, logo, or service mark by any other company appearing in this presentation belongs to its holder. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, trade names and copyrights.

Table of Contents 5 I. Bally’s Chicago Casino and Resort Investment Opportunity 6 II. Introduction to Bally’s 18 III. Offering Summary 21 IV. Investment Opportunity 24 V. Market Analysis 29 VI. Bally’s Chicago Casino and Resort Community Focus 37 VII. Contact Us 41 Table of Contents

I. Bally’s Chicago Casino and Resort Investment Opportunity 6

7 Investment Opportunity Investment opportunity in Bally’s Chicago Casino and Resort – the only downtown Chicago casino Development of the casino is an investment in the Chicago community, promoting economic growth with a social impact Community Investment Investors can: o Strengthen their connection with the City of Chicago o Have a vested interest in the project’s success o Support police & first responders' pensions Economic Growth The casino is expected to: o Lead to job creation in the community o Increase tax revenue for the City of Chicago o Increase tourism in the City of Chicago o Increase revenue to local businesses Social Impact The casino is expected to: o Foster a sense of unity o Increase civic engagement o Strengthen local support networks

Investment Highlights 8 Focused on the Mainstream Market Segment Strategic Location with Excellent Accessibility Brand Recognition Experienced Management Team • Fully integrated destination resort • Potential for long-term growth opportunities • City of Chicago has the potential to be prime market opportunity • Bally’s Corporation operates 19 land-based casinos and resorts across 11 states(1) • Bally’s brand enables the Company to attract existing and new customers • Bally’s operates Bally Bet online sports betting in 11 states and interactive online Bally Casino in 3 states and provinces in US and Canada • Strategically located in the heart of the City of Chicago • Easy access to highways, transit lines and multiple bus stops • Various tourist attractions can further drive traffic to the casino and resort • Management team with a total of 200+ years of experience in the industry • Bally’s Chicago will receive certain corporate and management services from Bally’s Corporation (1) As of June 23, 2025

Casino and Resort Amenities(1) 3,400 slot machines 173 table games; 10 food and beverage venues; a hotel tower with 500 rooms and a rooftop bar; a 3,000-person mixed use entertainment and event center; 3,300 parking spaces; and outdoor green space, including an expansive public riverwalk with a water taxi stop Bally’s Chicago Casino and Resort 9 …a destination casino, hotel and entertainment venue that will showcase “The Best of Chicago” arts and culture, food and sports, and curated dining and entertainment experiences Bally’s Chicago will be the first casino in downtown Chicago… (1) Approximate numbers based on current design that is subject to change

A Future Look at Bally’s Chicago Casino and Resort 10

A Future Look at Bally’s Chicago Casino and Resort (continued) 11

12 A Future Look at Bally’s Chicago Casino and Resort (continued)

A Future Look at Bally’s Chicago Casino and Resort (continued) 13

A Future Look at Bally’s Chicago Casino and Resort (continued) 14

A Future Look at Bally’s Chicago Casino and Resort (continued) 15

Betting on Excellence 16 Bally’s Chicago Casino and Resort (1) Ameristar East Chicago Hard Rock Northern Indiana Rivers Casino (1) Approximate numbers based on current design that is subject to change 3,400 Slot Machines 173 Table Games 10 Food & Beverage Venues 1,750 Slot Machines 77 Table Games 7 Food & Beverage Venues 1,075 Slot Machines 39 Table Games 6 Food & Beverage Venues 1,516 Slot Machines 120 Table Games 9 Food & Beverage Venues 500 Hotel Rooms 0 Hotel Rooms 288 Hotel Rooms 0 Hotel Rooms

Project Timeline for Bally’s Chicago Casino and Resort 17 01 02 03 04 Q3/Q4 2024 Access to Tribune site demolition & site prep Q1 2025 Commencement of construction of Bally’s Chicago Casino and Resort October 2025 Anticipated completion of the Public Offering Q3 2026 Grand opening of Bally’s Chicago Casino and Resort

II. Introduction to Bally’s 18

Bally’s Corporation – Who We Are 19 Nearly 20 years of retail casino operational experience National database connecting customers across our omni channel offering High awareness of Bally’s brand that will continue to grow with our media and content partnerships 19 land-based casinos and resorts across 11 states(1) (1) As of June 23, 2025

Bally’s Corporation Evolution Into a Premier Gaming Leader 20 2013 2014 – 2024 2025 & Beyond Single Market Operator Regional Expansion of Land-Based Portfolio Omni-Channel Growth Omni-Channel Gaming Leader Single Rhode Island asset Expanded to 19 land-based casinos and 11 states total(1) Interactive acquisitions and media partnerships Gaming leader with international presence and long-term strategic partnerships(2) (1) As of June 23, 2025 (2) Bally’s announced in July 2025, the combination of Bally’s International Interactive division with Intralot SA wherein Bally’s is expected to retain over 60% of the combined company, which operates lotteries in 11 states in the US

III. Offering Summary 21

Offering Rationale & Structure 22 Investors can invest in 4 classes of stock: Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests, subject to availability and investor demand(1) Class A-4 Class A-3 Class A-2 Class A-1 $25,000 Investment $0 Attributable Subordinated Loan + = $25,000 Stated Value $5,000 Investment $20,000 Attributable Subordinated Loan + = $25,000 Stated Value $2,500 Investment $22,500 Attributable Subordinated Loan + = $25,000 Stated Value $250 Investment $24,750 Attributable Subordinated Loan + = $25,000 Stated Value Class A Interests (1) The primary objective is to raise funds in the offering, and there is no guarantee that all orders will be satisfied depending upon investor demand and market conditions ▪ Class A Interests will not be listed on any national securities exchange or on any other stock exchange ▪ Each Class A Interest has a price assigned to the share, with an attributable subordinated loan attached to the share, resulting in a $25,000 stated value for each Class A Interest ▪ The subordinated loans attributable to Class A-1, A-2, and A-3 Interests must be repaid before being converted to a Class A-4 Interest with the ability to be transferred in the secondary market o There’s no responsibility for the investor to repay the attributable subordinated loan ▪ Investors can choose to submit orders for the following Class A Interests to purchase:

Illustrative Example of a Class A-3 Owner 23 Investor Bally’s Chicago $5,000 Investment from Investor $25,000 Stated Value Class A-3 Interest $20,000 Non-Recourse Subordinated Loan, 80% Leverage provided by Bally’s Chicago With a $5,000 Investment, Bally’s will supplement your investment with a loan of $20,000, resulting in your Class A-3 Interest having a stated value of $25,000 There’s no responsibility for the investor to repay the loan

IV. Investment Opportunity 24

Bally’s Chicago Casino and Resort Comparable Properties 25 (1) The information has been sourced from public filings of the respective casino operators (2) “WPUPD” = Win Per Unit Per Day (3) “AGR” = Adjusted Gross Revenue, also commonly referred to as “NGR” (4) Gaming AGR does not include retail sportsbook Comparable Properties (as of 2024) (1) ($ in MM, except WPUPD) MGM National Harbor Encore Boston Hard Rock Northern Indiana Rivers Casino Illinois Slot Machines 2,293 2,633 1,750 1,516 Slot WPUPD(2) $610 $440 $494 $580 Table Games 161 180 77 120 Table Games WPUPD(2) $5,582 $4,519 $4,277 $4,457 Gaming AGR (3) (4) $839 $720 $436 $516 HotelADR NA 412 - - Rooms 308 671 - - Occupancy NA 94% - - HospitalityAGR(3) NA $93 - - F&B Stations 11 16 7 9 F&B AGR (3) NA $84 NA NA Total AGR (3) NA $897 NA NA

Premium Location 26 Located in the heart of the City of Chicago, Bally’s Chicago Casino and Resort offers an unparalleled location where guests can enjoy stunning waterfront views and easy access to the city’s top attractions, resulting in a premier entertainment experience The proposed site for Bally’s Chicago Casino and Resort is also near major shopping and cultural attractions along Michigan Avenue, as well as a wide selection of hotels and restaurants at various price points and that are popular among local residents and tourists

Seamless Transportation 27 Strategically located with seamless access to Chicago’s major transit routes, Bally’s Chicago Casino and Resort ensures effortless connectivity, inviting guests from across the city and beyond to enjoy a premier gaming and entertainment experience ▪ The proposed site is less than five minutes away from a major highway exit, making it easily accessible by car ▪ Bally’s Chicago Casino and Resort will be the only casino in the City of Chicago. The next closest casino is 16 miles outside of the city and not easily accessible via public transportation ▪ Once fully developed and operational, it will take a casino patron approximately: o 15 minutes on average to reach Bally’s Chicago Casino and Resort from Chicago Loop via public transportation o 10 minutes on average to reach Bally’s Chicago Casino and Resort from Magnificent Mile via public transportation o 45 minutes on average to reach Bally’s Chicago Casino and Resort from Chicago O’Hare International Airport via public transportation o 50 minutes on average to reach Bally’s Chicago Casino and Resort from Midway Airport via public transportation ▪ Bally’s Chicago also intend to build a new water taxi stop and a new pedestrian bridge across the Chicago River to make the proposed site even more accessible to Chicago residents and tourists in the downtown area

Leveraging Chicago’s Bustling Foot Traffic 28 Known as a premier tourist and convention city, Chicago attracts millions of visitors annually, generating high foot traffic and creating a vibrant atmosphere ideal for businesses and attractions 5.3% Increase in Hotel Rooms Occupied in 2024 Compared to 2023 Levels 6.5% Increase in Downtown Chicago Visitors in 2024 Compared to 2023 Levels Source: Choose Chicago ; Chicago Loop Alliance 122% Increase in Weekend Pedestrian Activity for Q1 2024 Compared to Weekend Averages for 2019

V. Market Analysis 29

Illinois and Northern Indiana Statistics 30 Slots Table Games Source: State Gaming Data Property # Slots Admissions AGR WPUPD Ameristar East Chicago 1,075 N/A $142 $363 Grand Victoria Casino 746 934 $111 $408 Hard Rock Northern Indiana 1,750 N/A $316 $494 Harrah's Joliet Casino & Hotel 754 687 $106 $387 Hollywood Casino Aurora 837 853 $78 $255 Hollywood Casino Joliet 918 662 $79 $237 Horseshoe Hammond 1,594 N/A $203 $349 Rivers Casino 1,516 3,069 $321 $580 Average 1,149 1,241 $170 $384 Median 997 853 $127 $375 2024 Property # Tables Admissions AGR WPUPD Ameristar East Chicago 39 N/A $29 $2,052 Grand Victoria Casino 45 934 $28 $1,682 Hard Rock Northern Indiana 77 N/A $120 $4,277 Harrah's Joliet Casino & Hotel 21 687 $18 $2,394 Hollywood Casino Aurora 41 853 $21 $1,431 Hollywood Casino Joliet 14 662 $11 $2,190 Horseshoe Hammond 85 N/A $49 $1,567 Rivers Casino 120 3,069 $195 $4,457 Average 55 1,241 $59 $2,506 Median 43 853 $29 $2,121 2024

Chicago – Demographic Overview 31 Chicago Household Income (for the year 2023) Chicago Age Distribution (for the year 2023) Population Concentration – Chicago (as of 2020) Largest Employers – Illinois (for the year 2024) # Company 2024 Employment Employment (%) 1 State of Illinois 144,900 2.1% 2 Walmart 57,365 0.8% 3 City of Chicago 44,859 0.6% 4 Amazon 38,000 0.5% 5 Cook County 22,000 0.3% 6 Home Depot 16,664 0.2% 7 Mondelez 13,000 0.2% 35.4% 26.1% 25.2% 13.3% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% <$50k per Annum $50K-$100K $100K-$200K Over $200K Median Per Capita Income: $74,474 10.4% 11.0% 16.8% 17.5% 13.0% 11.3% 10.3% 6.4% 3.3% 0.0% 5.0% 10.0% 15.0% 20.0% 0-9 10-19 20-29 30-39 40-49 50-59 60-69 70-79 80-89 Median Age: 36.4 Source: IBISWorld; Census Report; US Census Bureau 1) 1) 1) Latest available data is from 2023

Comparable Major Metropolitan Casino – Encore Boston Harbor 32 Performance Charts $314 $332 $634 $730 $755 $720 $0 $100 $200 $300 $400 $500 $600 $700 $800 2019 2020 2021 2022 2023 2024 Total GGR ($M) $ in millions Total (Slots + Tables) Slots Tables $140 $177 $354 $397 $417 $423 $0 $50 $100 $150 $200 $250 $300 $350 $400 $450 2019 2020 2021 2022 2023 2024 Total GGR ($M) $174 $155 $281 $333 $338 $297 $0 $50 $100 $150 $200 $250 $300 $350 $400 2019 2020 2021 2022 2023 2024 Total GGR ($M) Source: State Gaming Data DATE 2019 2020 2021 2022 2023 2024 Total GGR $314 $332 $634 $730 $755 $720 % Growth – 6% 91% 15% 3% -5% Slot GGR $140 $177 $354 $397 $417 $423 % Growth – 26% 100% 12% 5% 14% Table GGR $174 $155 $281 $333 $338 $297 % Growth – -11% 81% 18% 2% -12%

Boston – Demographic Overview 33 Boston Household Income (for the year 2023) Boston Age Distribution (for the year 2023) Population Concentration – Boston (as of 2020) Largest Employers – Massachusetts (for the year 2024) # Company 2024 Employment Employment (%) 1 State of Massachusetts 44,820 1.0% 2 UMass System 26,000 0.6% 3 Massachusetts General Hospital 25,000 0.5% 4 Brigham & Women’s Hospital 21,000 0.5% 5 City of Boston 19,060 0.4% 6 Amazon 18,000 0.4% 7 Walmart 13,929 0.3% Median Per Capita Income: $96,931 Median Age: 33.7 30.7% 20.3% 26.4% 22.6% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% <$50k per Annum $50K-$100K $100K-$200K Over $200K 7.9% 11.3% 22.3% 18.5% 10.9% 10.5% 9.7% 6.0% 3.0% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 0-9 10-19 20-29 30-39 40-49 50-59 60-69 70-79 80-89 Source: IBISWorld; Census Report; US Census Bureau 1) 1) 1) Latest available data is from 2023

Comparable Major Metropolitan Casino – MGM National Harbor 34 Performance Charts $ in millions Total (Slots + Tables) Slots Tables 609 705 $707 $484 $770 $884 $834 $839 0 100 200 300 400 500 600 700 800 900 1,000 2017 2018 2019 2020 2021 2022 2023 2024 Total GGR ($M) 319 368 $392 $263 $449 $477 $485 $511 0 100 200 300 400 500 600 2017 2018 2019 2020 2021 2022 2023 2024 Total GGR ($M) 290 337 $315 $221 $321 $407 $349 $328 0 50 100 150 200 250 300 350 400 450 2017 2018 2019 2020 2021 2022 2023 2024 Total GGR ($M) Source: State Gaming Data DATE 2017 2018 2019 2020 2021 2022 2023 2024 Total GGR $609 $705 $707 $484 $770 $884 $834 $839 % Growth 1,352% 16% 0% -32% 59% 15% -6% 1% Slot GGR $319 $368 $392 $263 $449 $477 $485 $511 % Growth 1,208% 16% 7% -33% 71% 6% 2% 5% Table GGR $290 $337 $315 $221 $321 $407 $349 $328 % Growth 1,551% 16% -7% -30% 45% 27% -14% -6%

District of Columbia / Virginia – Demographic Overview 35 District of Columbia Household Income (for the year 2023) District of Columbia Age Distribution (for the year 2023) Population Concentration – DC Metro Area (as of 2020) Largest Employers – Virginia (for the year 2024) # Company 2024 Employment Employment (%) 1 Walmart 46,165 1.0% 2 Amazon 39,000 0.9% 3 Target 14,344 0.3% 4 VCU 13,500 0.3% 5 USPS 13,050 0.3% 6 Capital One 13,000 0.3% 7 Lowes 11,938 0.3% Median Per Capita Income: $108,210 Median Age: 34.9 24.5% 22.5% 27.1% 25.9% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% <$50k per Annum $50K-$100K $100K-$200K Over $200K 11.1% 10.3% 17.8% 20.4% 12.9% 9.8% 8.5% 6.4% 2.8% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 0-9 10-19 20-29 30-39 40-49 50-59 60-69 70-79 80-89 Source: IBISWorld; Census Report; US Census Bureau 1) 1) 1) Latest available data is from 2023

Market Analysis: Economic Impact of the U.S. Gaming Industry 36 US Commercial Casinos (as of May 13, 2025) Illinois Casinos (as of December 31, 2024) 492 1.8M $15.91B $72.04B Casinos Jobs Supported Gaming Tax Revenue Gross Gaming Revenue 16 28,562 $1.20B $2.92B Casinos Jobs Supported Tax Revenue Impact Gross Gaming Revenue Source: American Gaming Association

VI. Bally’s Chicago Casino and Resort Community Focus 37

Bally’s Chicago Casino and Resort Community First Policy 38 Partnership with Chicago Community Builder’s Collective, a minority-led construction management team, to build Bally’s Chicago Casino and Resort City of Chicago residents and Illinois residents are intended to receive preferential allocation of Class A Interests in Bally’s Chicago Casino and Resort Promote workforce development by working with Chicago-based nonprofits Commitment to prioritize the needs and aspirations of communities, striving to ensure contribution to growth and well-being

Chicago Community Builders Collective (CCBC) 39 Minority-Led Joint Venture Construction Partnership Bally’s Chicago is dedicated to driving meaningful community impact by supporting local initiatives and promoting sustainable growth across Chicago

Chicago-Based Community Partners 40 Loan Program

VII. Contact Us 41

Contact Us 42 Lead Placement Agent Loop Capital Markets 425 South Financial Place, Suite 2700 Chicago, IL 60605 BallysChicagoIPO@loopcapital.com